EXHIBIT 21.1

SUBSIDIARY OF THE COMPANY

Bank of Clarke is a wholly-owned subsidiary of the Company. Bank of Clarke is a Virginia banking corporation, headquartered in Berryville, Virginia within the County of Clarke.